Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

August 7, 2023

014660/0011

Ocean Power Technologies, Inc. 28 Engelhard Drive, Suite B Monroe Township, New Jersey 08831

Ladies and Gentlemen:

We have acted as counsel to Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), related to the Company’s shelf registration statement on Form S-3 (Registration No. 333-250824) (as amended, the “Registration Statement”). The Prospectus Supplement relates to the issuance by the Company of up to $13,800,000 of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the terms of Controlled Equity Offering Sales Agreement dated August 7, 2023 between the Company and Cantor Fitzgerald & Co. (the “Agreement”). Capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus Supplement; and (iv) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as copies thereof.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that, when (i) the Prospectus Supplement has been delivered and filed as required by such laws; (ii) the board of directors of the Company has taken all necessary corporate action to authorize the issuance of the Shares and related matters; and (iii) the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered against payment therefor in accordance with the Agreement, then the Shares will be validly issued, fully paid and nonassessable.

Ocean Power Technologies, Inc.

August 7, 2023

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP
PORTER HEDGES LLP